EMPLOYMENT AGREEMENT
(Commencing April 4, 2005)

This **EMPLOYMENT AGREEMENT** is dated as of April 4, 2005, by and between Todd Davis ("Executive") and ENDEXX Corporation, a Nevada corporation (the "Company").

IN CONSIDERATION of the premises and mutual covenants set forth below, the parties agree as follows:

1. **Employment.**

(a) Position, Duties and Place. Beginning on the Commencement Date, Company agrees to employ Executive as its Chief Financial Officer. Executive shall serve as Chief Financial Officer and shall report directly to the Board. Executive shall have those powers and duties normally associated with the position of Chief Financial Officer of entities comparable to the Company and such other powers and duties as may, from time to time, be prescribed by the Company, PROVIDED THAT, such other powers and duties are consistent with Executive's position as Chief Financial Officer.

(b) Obligations to the Company. Executive shall devote as much of his working time, attention and energies (other than absences due to illness or vacation) to perform his duties for the Company. Notwithstanding the above, and subject at all times to Section 1(c) below, Executive shall be permitted, to the extent such activities do not substantially interfere with the performance by Executive of his duties and responsibilities hereunder to manage Executive's personal and legal affairs, and serve on civic, corporate or charitable boards or committees, PROVIDFED THAT such activities shall not be for the benefit of a Competitor or otherwise negatively impact the Company.

(c) No Conflicting Obligations. Executive represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement. During the Employment Period, Executive will immediately notify the Board in the event he becomes aware of any obligation or commitment that is inconsistent with his obligations under this Agreement

2. **Term.** The Company agrees to employ Executive, and Executive agrees to be so employed by the Company, from the Commencement Date until the date when Executive's employment terminates pursuant to Section 4 below (the "Employment Period"). Executive's employment with the Company shall be "at will," which means that the Company may terminate Executive's employment at any time, for any reason, with Cause or Without Cause and that Executive may terminate his own employment at any time, for any reason, with Good Reason or Without Good Reason. This Agreement shall constitute the full and complete agreement between Executive and the Company regarding the at will nature of Executive's employment, which may only be changed in an express written agreement signed by Executive and the Chairman.

3. **Employment Compensation and Related Matters.**

(a) Base Salary. The Company shall pay Executive as compensation for his services an annualized base salary of One Hundred Fifty Six Thousand US Dollars ($156,000), less applicable deductions and withholdings (the "Base Salary"), payable in regular increments, whether monthly, semi-monthly or bi-weekly to be decided upon by the Board. In the Board's reasonable discretion, Base Salary payments to Executive may be delayed, given in partial payments, and/or given in the form of Common Stock or a combination of cash and Common Stock. In the Company's start-up stage, the Board may use its reasonable discretion to withhold any Base Salary payments without penalty until such time that the Board decides that Base Salary payments will resume. The Board or Directors shall review Executive's Base Salary for increase or decrease no less frequently than annually and consistent with the compensation practices and guidelines of the Company. If Executive's Base Salary is increased or decreased by the Company, such increased or decreased Base Salary shall then constitute the Base Salary for all purposes of this Agreement.

(b) Bonus. No less frequently than once per year, Executive will be eligible to be paid an annual bonus (the "Bonus") as provided for under the annual incentive plan sponsored and maintained by

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the Company or any similar or successor plan thereto and/or as the Board so determines. It is understood that such annual incentive plan will establish reasonably objective and quantifiable targets that are both specific to Executive and applicable to the Company's performance, and that the Board will appropriately and reasonably determine the extent to which such targets have been met. Upon reasonably completing all of the targets, Executive's Bonus will equal an amount between one percent (1%) and one hundred fifty percent (150%) of the Base Salary, less applicable deductions and withholdings. Subject to this provision, the Company will have reasonable discretion as to establishing the process and maintaining such annual incentive plan.

(c) Executive Options.

(i) Effective as of the Commencement Date, the Chairman, on behalf of the Board, does hereby grant to Executive options to purchase from the Company Two Hundred Fifty Thousand (250,000) shares of Common Stock. Subsequently during the Employment Period may elect to grant to Executive additional options to acquire shares of Common Stock as the Board sees fit. For the purpose of this Agreement, each grant of an option to purchase Common Stock, may be referred to as an "Executive Option" or collectively as the "Executive Options".

(ii) The Executive Options described in paragraph (i) above shall be granted subject to the following terms and conditions:

(A) except as provided below, Executive Options shall be granted under and subject to the Company's stock option plan for senior executives;

(B) the exercise price per share of each Executive Option shall be equal to 85% of the closing price of the Common Stock on the date of grant (or such other method utilized by the Board to reasonably and objectively determine the value of the Common Stock);

(C) Executive Options shall vest over a four (4) year period, with twenty-five percent (25%) of the number of shares subject thereto eligible for execution on each of the next four (4) subsequent anniversaries of the date of grant; PROVIDED, THAT, Executive is then fully employed or if recently terminated, such termination occurred within thirty (30) days of the date of Executive exercise such vested Executive Options;

(D) each Executive Option shall be exercisable for the ten (10) year period following the date they become fully vested; provided, THAT, Executive is then employed; and

(E) each Executive Option shall become 100% vested and fully exercisable upon a Change in Control.

(d) Vacation and Sick Days. During the Employment Period, Executive shall be entitled to four (4) weeks of paid vacation each year, or such greater amount as provided for in accordance with the Company's standard policy for senior executives, as it may be amended from time to time. In addition to vacation, Executive shall be entitled to the number of sick days and personal days per year that other senior executive officers of the Company with similar tenure are entitled under the Company's policies.

(e) Welfare, Pension and Incentive Benefits Plans. During the Employment Period, Executive (and his spouse and dependents to the extent provided therein) shall be entitled to participate in and be covered under all the welfare benefit plans or programs maintained by the Company from time to time for the benefit of its senior executives including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. The Company shall at all times provide to Executive (and his spouse and dependents to the extent provided under the applicable plans or programs) (subject to modifications affecting all senior executive officers) the same type and levels of participation and benefits as are being provided to other senior executives (and their spouses and dependents to the

extent provided under the applicable plans or programs) on the Commencement Date. In addition, during the Employment Period, Executive shall be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executives.

(f) Business Expenses. During the Employment Period, the Company shall promptly reimburse Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company's policies and procedures that exist on the Commencement Date or as such policies and procedures may be adopted or modified with respect to senior executives. Notwithstanding the previous sentence, during the Employment Period, Executive shall be entitled to be reimbursed by the Company for expenses related to (i) business class air travel (or to first-class if business class is unavailable) for all Company business trips that involve flights of no less than three (3) hours, (ii) personal automobile usage at a rate of $.405 per mile, and (iii) office expenses reasonably related to Executive's office in his residence, including but not limited to consumables, computer hardware, software, and other office equipment (provided that Executive attempts in good faith to get approval before making any purchases).

4. **Termination**. Executive's employment hereunder may be terminated during the Employment Period under the following circumstances:

(a) Death. Executive's employment hereunder shall terminate upon his death.

(b) Disability. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been substantially unable to perform his duties hereunder for an entire period of six (6) consecutive months, and within thirty (30) days after written Notice of Termination is given after such six (6) month period, Executive shall not have returned to the substantial performance of his duties on a full-time basis, the Company shall have the right to terminate Executive's employment hereunder for "Disability", and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.

(c) Cause. The Company shall have the right to terminate Executive's employment for Cause, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. Cause shall not exist under this paragraph unless and until the Company has delivered to Executive a copy of a resolution duly adopted by a majority of the Board (excluding Executive if he should be serving thereon) at a meeting of the Board called and held for such purpose (after reasonable (but in no event less than thirty (30) days) notice to Executive and an opportunity for Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of the conduct set forth in the definition of Cause and specifying the particulars thereof in detail. This Section 4(c) shall not prevent Executive from challenging in any arbitration or court of competent jurisdiction the Board's determination that Cause exists or that Executive has failed to cure any act (or failure to act) that purportedly formed the basis for the Board's determination.

(d) Good Reason. Executive shall have the right to terminate his employment for Good Reason within ninety (90) days after Executive has actual knowledge of such Good Reason without the written consent of Executive, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. Good Reason shall not exist under this paragraph unless and until Executive has delivered to the Company notice of such Good Reason in reasonable detail. This Section 4(d) shall not prevent the Company from challenging in any arbitration or court of competent jurisdiction the Executive's determination that Good Reason exists. Executive's right to terminate employment for Good Reason shall not be affected by Executive's incapacity due to mental or physical illness and Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason.

(e) Without Cause. The Company shall have the right to terminate Executive's employment hereunder without Cause by providing Executive with a Notice of Termination at least thirty (30)

days prior to such termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

(f) Without Good Reason. Executive shall have the right to terminate his employment hereunder without Good Reason by providing the Company with a Notice of Termination at two (2) weeks prior to such termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

5. **Termination Procedure.**

(a) Notice of Termination. Any termination of Executive's employment by the Company or by Executive during the Employment Period (other than termination pursuant to Section 4(a)) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12.

(b) Date of Termination. "Date of Termination" shall mean:

(i) if Executive's employment is terminated by his death, the date of his death;

(ii) if Executive's employment is terminated pursuant to Section 4(b), thirty (30) days after Notice of Termination (provided that Executive shall not have returned to the substantial performance of his duties on a full-time basis during such thirty (30) day period), and

(iii) if Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such Notice of Termination.

6. **Negative Covenants.**

(a) Confidentiality. Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets and confidential information, knowledge or data relating to the Company and its businesses and investments, which shall have been obtained by Executive during Executive's employment by the Company and which is not generally available public knowledge (other than by acts by Executive in violation of this Agreement). Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case Executive shall use his reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform duties hereunder. This undertaking to keep information confidential will survive the termination of this Agreement for a period of five (5) years. Upon the Date of Termination, Executive will return to Company all drawings, specifications, manuals, software, programs, documents and other printed or reproduced material (including information stored on machine readable media) provided by Company to Executive and all copies of such information made by Executive.

(b) Inventions. All written materials and other works which may be subject to copyright and all patentable and unpatentable inventions, discoveries, and ideas (including but not limited to any computer software) which are made, conceived or written in whole or in part by Executive during his Period of Employment, and for 90 days after it expires ("Inventions") shall be Company's property. Executive agrees to hold all Inventions confidential in accordance with paragraph 6(a) of this Agreement. Executive will disclose promptly to the Board each Invention and, upon Company's request and at Company's expense, Executive will assist Company, or anyone it designates, in filing patent or copyright applications in any country in the world. Each copyrightable work, to the extent permitted by law, will, be considered a work for hire and the authorship and copyright of the work shall be in Company's name. Executive will execute all papers and do all things which may be necessary or advisable, in the opinion of Company, to process applications and to vest in Company, or its designee, all the right, title and interest in and

to the Inventions. If for any reason Executive is unable to effectuate a full assignment of any Invention, Executive will transfer to Company, or its designee, its transferable rights, whether they be exclusive or nonexclusive, or as a joint inventor or partial owner of the Invention.

(c) Non-Solicitation. Executive hereby agrees, in consideration of his employment hereunder and in view of the confidential position to be held by Executive hereunder, that the Date of Termination and through the first anniversary thereof, Executive shall not directly or indirectly induce any employee of the Company to terminate such employment or to become employed by any other Competitor.

(d) Non-Competition. Executive hereby agrees, in consideration of his employment hereunder and in view of the confidential position to be held by Executive hereunder, that after the Date of Termination and through the second anniversary thereof, he shall not be employed by or perform activities on behalf of, or have an ownership interest in, any person, firm, corporation or other entity, or in connection with any business enterprise, that is directly or indirectly engaged in any of the business in which the Company and its subsidiaries have significant involvement (other than direct or beneficial ownership of up to one percent (1%) of any entity whether or not in the same or competing business).

(e) Blue Pencil. The parties hereby acknowledge that the restrictions in this Section 6 have been specifically negotiated and agreed to by the parties hereto and are limited only to those restrictions necessary to protect the Company and its subsidiaries from unfair competition. The parties hereby agree that if the scope or enforceability of any provision, paragraph or subparagraph of this Section 6 is in any way disputed at any time, and should a court find that such restrictions are overly broad, the court may modify and enforce the covenant to the extent that it believes to be reasonable under the circumstances. Each provision, paragraph and subparagraph of this Section 6 is separable from every other provision, paragraph, and subparagraph and constitutes a separate and distinct covenant. Executive acknowledges that the Company's business is not limited by geographical scope, is operating throughout the world and that the effect of Section 6(d) may be to prevent him from working in a competitive business after the Date of Termination hereunder.

(f) Remedies. Executive hereby expressly acknowledges that any breach or threatened breach by Executive of any of the terms set forth in Section 6 of this Agreement may result in significant and continuing injury to the Company, the monetary value of which would be impossible to establish. Therefore, Executive agrees that the Company shall be entitled to apply for injunctive relief in a court of appropriate jurisdiction.

7. **Compensation Following Termination or During Disability.** In the event Executive is disabled or his employment terminates during the Employment Period, the Company shall provide Executive with the payments and benefits set forth below. Executive acknowledges and agrees that the payments set forth in this Section 6 constitute Liquidated Damages for termination of his employment during the Employment Period.

(a) Termination by Company Without Cause or By Executive for Good Reason. If Executive's employment is terminated by the Company without Cause or by Executive for Good Reason:

(i) within five (5) days following such termination, the Company shall pay to Executive (A) his Base Salary and Bonus earned and/or accrued, but unpaid through the Date of Termination, as soon as practicable following the Date of Termination, (B) a pro rata portion of Executive's annual bonus for the fiscal year in which Executive's Date of Termination occurs in an amount at least equal to (1) Executive's target Bonus amount, multiplied by (2) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is three hundred sixty-five (365) (the "Pro-Rated Bonus"); (C) any accrued vacation pay; and (D) a lump-sum cash payment equal to fifty percent (50%) of the Executive's then current Base Salary; and

(ii) the Company shall maintain in full force and effect, for the continued benefit of Executive, his spouse and his dependents for a period of six (6) months following the

Date of Termination the medical, hospitalization, dental, and life insurance programs in which Executive, his spouse and his dependents were participating immediately prior to the Date of Termination at the level in effect and upon substantially the same terms and conditions (including without limitation contributions required by Executive for such benefits) as existed immediately prior to the Date of Termination; PROVIDED, THAT, if Executive, his spouse or his dependents cannot continue to participate in the Company programs providing such benefits, the Company shall arrange to provide Executive, his spouse and his dependents with the economic equivalent of such benefits which they otherwise would have been entitled to receive under such plans and programs ("Continued Benefits"), PROVIDED, THAT, such Continued Benefits shall terminate on the date or dates Executive is employed by a subsequent employer; and

(iii) the Company shall reimburse Executive pursuant to Section 3(f) for reasonable expenses incurred, but not paid prior to such termination of employment; and

(iv) equity awards granted or made on or after the Commencement Date shall be subject to the terms or conditions of the relevant stock option plan, stock appreciation right, restricted stock or similar agreements between the Company and Executive, provided however that, not withstanding the terms of any such equity plan, any unvested equities will forfeit effective as of the Date of Termination.

(b) Termination by Company with Cause or By Executive Without Good Reason. If Executive's employment is terminated by the Company for Cause or by Executive Without Good Reason:

(i) the Company shall pay Executive his Base Salary and his accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination; and

(ii) the Company shall reimburse Executive pursuant to Section 3(f) for reasonable expenses incurred, but not paid prior to such termination of employment; and

(iii) equity awards granted or made on or after the Commencement Date shall be subject to the terms or conditions of the relevant stock option plan, stock appreciation right, restricted stock or similar agreements between the Company and Executive, provided however that, not withstanding the terms of any such equity plan, any unvested equities will forfeit effective as of the Date of Termination.

(c) Disability. During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("Disability Period"), Executive shall continue to receive his full Base Salary set forth in Section 5(a) until his employment is terminated pursuant to Section 4(b). In the event Executive's employment is terminated for Disability pursuant to Section 4(b):

(i) the Company shall pay to Executive (A) his Base Salary, Bonus and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination, (B) his Pro-Rated Bonus and (C) Continued Benefits for one (1) year; and

(ii) the Company shall reimburse Executive pursuant to Section 3(f) for reasonable expenses incurred, but not paid prior to such termination of employment; and

(iii) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company.

(d) Death. If Executive's employment is terminated by his death:

(i) the Company shall pay in a lump sum to Executive's beneficiary, legal representatives or estate, as the case may be, Executive's Base Salary, Bonus and accrued vacation pay through the Date of Termination, his Pro-Rated Bonus and shall provide Executive's spouse and dependents with Continued Benefits for two (2) years; and

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(ii) the Company shall reimburse Executive's beneficiary, legal representatives, or estate, as the case may be, pursuant to Section 3(f) for reasonable expenses incurred, but not paid prior to such termination of employment; and

(iii) Executive's beneficiary, legal representatives or estate, as the case may be, shall be entitled to any other rights, compensation and benefits as may be due to any such persons or estate in accordance with the terms and provisions of any agreements, plans or programs of the Company.

8. **Mitigation.** Executive shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided herein.

9. **Indemnification.** The Company agrees that if Executive is made a party or a threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that Executive is or was a trustee, director or officer of the Company or any subsidiary of the Company, where the basis of such Proceeding is alleged action or inaction in an official capacity as a trustee, director, or officer while so serving as a trustee, director, or officer, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by Nevada law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, or trustee, or is no longer employed by the Company. As used in this Section 9, the term "Expenses" shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, reasonable attorneys' fees, accountants' fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement. Notwithstanding the previous, Company's indemnification obligation to Executive will be deemed inapplicable to the extent that Executive's actions or inactions contributed materially to the cause of action giving rise to the Proceeding or otherwise Executive's actions or inactions giving rise to the Proceeding meet a standard of gross negligence or willful misconduct. In the event that Executive shall receive notice of Proceeding to which he believes he is entitled to indemnity from Company, Executive shall promptly give notice of such Proceeding to Company; failure to provide such notice will relieve Company of its indemnification obligations to the extent such failure materially prejudices Company with respect to the applicable claim or action for which indemnity is sought. Company shall, at its expense, control the defense of any claim in any Proceeding for which indemnification is given pursuant to this Section 8. If Company takes control of such claim, Company shall be free to enter into any settlement at its discretion, even without Executive's consent. The parties shall cooperate fully in connection with the defense, negotiation or settlement of any claim in any proceeding subject to this Section 9.

10. **Arbitration**. Executive and the Company agree to arbitrate before a neutral arbitrator any and all disputes or claims arising from or relating to Executive's employment with the Company, or the termination of that employment, including disputes or claims against any current or former agent or employee of the Company.

(a) Arbitrable Claims. Arbitrable disputes or claims include those which arise in tort, contract, or pursuant to a statute, regulation, or ordinance now in existence or which may in the future be enacted or recognized, including, but not limited to, the following claims:

(i) claims for fraud, promissory estoppel, fraudulent inducement of contract or breach of contract or contractual obligation, whether such alleged contract or obligation be oral, written, or express or implied by fact or law;

(ii) claims for wrongful termination of employment, violation of public policy and constructive discharge, infliction of emotional distress, misrepresentation, interference with contract or prospective economic advantage, defamation, unfair business practices, and any other tort or tort-like causes of action relating to or arising from the employment relationship or the formation or termination thereof;

(iii) claims of discrimination, harassment, or retaliation under any and all federal, state, or municipal statutes, regulations, or ordinances that prohibit discrimination, harassment, or retaliation in employment, as well as claims for violation of any other federal, state, or municipal statute, regulation, or ordinance, except as set forth herein; and

(iv) claims for non-payment or incorrect payment of wages, commissions, bonuses, severance, employee fringe benefits, stock options and the like, whether such claims be pursuant to alleged express or implied contract or obligation, equity, the Nevada and Arizona Labor Codes, the Fair Labor Standards Act, the Employee Retirement Income Securities Act, and any other federal, state, or municipal laws concerning wages, compensation or employee benefits.

(b) Non-Arbitrable Claims. Executive and the Company further understand and agree that the following disputes and claims are not covered by the arbitration agreement contained in this Section 11 and shall therefore be resolved as required by the law then in effect:

(i) claims for workers' compensation benefits, unemployment insurance, or state or federal disability insurance;

(ii) claims concerning the validity, infringement, enforceability, or misappropriation of any trade secret, patent right, copyright, trademark, or any other intellectual or confidential property held or sought by Employee or the Company, and in which injunctive relief is sought; and

(iii) any other dispute or claim that has been expressly excluded from arbitration by statute.

(c) Relief and Review. The Arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes and shall issue a written award that sets forth the essential findings and conclusions on which the award is based. The Arbitrator's award shall be final and binding on both the Company and Employee and it shall provide the exclusive remedy(ies) for resolving any and all disputes and claims subject to arbitration under this Agreement.

(d) Location and Rules. The arbitration shall be conducted in such location as is mutually agreeable to the parties, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. Also, to the extent that any of the National Rules for the Resolution of Employment Disputes or anything in this Agreement conflicts with any arbitration procedures required by Nevada law, the arbitration procedures required by Nevada law shall govern.

(e) Costs and Attorneys' Fees. The Company will bear the arbitrator's fee and any other type of expense or cost that Executive would not be required to bear if he were free to bring the dispute(s) or claim(s) in court as well as any other expense or cost that is unique to arbitration. Executive and the Company shall each bear their own attorneys' fees incurred in connection with the arbitration, and the arbitrator will not have authority to award attorneys' fees unless a statute or contract at issue in the dispute authorizes the award of attorneys' fees to the prevailing party, in which case the arbitrator shall have the authority to make an award of attorneys' fees as required or permitted by applicable law. If there is a dispute as to whether the Company or Executive is the prevailing party in the arbitration, the Arbitrator will decide this issue.

(f) Waiver of Right to Jury. EXECUTIVE AND THE COMPANY UNDERSTAND AND AGREE THAT THE ARBITRATION OF DISPUTES AND CLAIMS UNDER THIS AGREEMENT SHALL BE INSTEAD OF A TRIAL BEFORE A COURT OR JURY OR A HEARING BEFORE A GOVERNMENT AGENCY.

11. **Successors.** No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to payments or benefits hereunder, which may be transferred only by will or

the laws of descent and distribution. Upon Executive's death, this Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive's interests under this Agreement. Executive shall be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable hereunder following Executive's death by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s). If Executive should die following his Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to his legal representatives or estate.

12. **Notice**. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight courier, U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices shall be addressed to Executive at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

13. **Miscellaneous Provisions.**

(a) Survival. The respective rights and obligations of the parties hereunder of this Agreement shall survive Executive's termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

(b) Modifications and Waivers. No provision of this Agreement shall be amended, modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Entire Agreement. No other agreements, representations or understandings (whether oral or written) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter of this Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof.

(d) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(e) Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(f) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Nevada (except provisions governing the choice of law).

(g) Headings. The headings of the paragraphs contained in this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

(h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

Chief Executive Officer

________________________ Date: 4-4-2005

Todd Davis

ENDEXX CORPORATION

By: *Seth Cayer* Date: 4-4-2005

Seth Cayer
Chairman of the Board

Schedule A
Definitions.

"Base Salary" shall have the meaning in Section 3(a).

"Board" means the Board of Directors of the Company.

"Bonus" shall have the meaning in Section 3(b).

"Cause" means one of the following reasons for Company to terminate Executive's employment under Section 4(c):

(a) final conviction of or plea of guilty or no contest to a felony involving moral turpitude;
(b) misappropriation of the assets, including real or intellectual property, of the Company; and
(c) committing an act of fraud against the Company.

"Chairman" means the Chairman of the Board.

"Commencement Date" means April 4, 2005.

"Common Stock" means the first series of common stock of the Company.

"Company" means ENDEXX Corporation, a Nevada corporation and any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

"Competitor" means any company that has as a fundamental business directive the creation and marketing of Corporate Governance software and/or hosting Corporate Governance solutions on the internet.

"Continued Benefits" shall have the meaning in Section 7(a)(ii).

"Date of Termination" shall have the meaning in Section 5(b).

"Disability" means Executive's inability to carry out his material duties under this Agreement for more than six (6) months in any twelve (12) consecutive month period as a result of incapacity due to mental or physical illness or injury.

"Disability Period" shall have the meaning in Section 7(c).

"Employment Period" shall have the meaning in Section 2.

"Executive" means Todd Davis, an individual.

"Executive Option(s)" shall have the meaning in Section 3(c).

"Good Reason" means one of the following events for Executive to terminate Executive's pursuant to Section 4(d):

(a) any change in the duties or responsibilities of Executive that is inconsistent in any material and adverse respect with Executive's position(s), duties, responsibilities or status with the Company (including any material and adverse diminution of such duties or responsibilities);
(b) the failure of the Company to continue in material effect any stock option plan, employee benefit plan, or compensation plan in which Executive is participating immediately prior to the date of this Agreement or the taking of any action by the Company or any Affiliate which would adversely affect Executive's participation in or reduce Executive's benefits under any such plan, unless Executive is permitted to participate in other plans providing Executive with substantially equivalent benefits;
(c) any purported termination of Executive's employment for Cause which is not effected pursuant to the procedures of Section 4(c) (and for purposes of this Agreement, no such purported termination shall be effective);
(d) the Company's or any Affiliate's failure to provide in all material respects the indemnification set forth in Section 9 of this Agreement; or
(e) any other uncured breach of a material provision of this Agreement by the Company.

For purposes of this definition, except (d) above, an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by Executive shall not constitute Good Reason.

TD

"Inventions" shall have the meaning in Section 6(b).

"Notice of Termination" means a notice from either the Company or Executive which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

"Pro-Rated Bonus" shall have the meaning in Section 7(a)(i).

"Without Cause" means a termination of employment hereunder by Company in any other circumstance or for any other reason other than for Cause.

"Without Good Reason" means a termination of employment hereunder by Executive in any other circumstance or for any other reason other than for Good Reason.